EXHIBIT 99.1

Polydex Pharmaceuticals Provides Third Quarter Report

Plant Upgrades Launch Production Increases

TORONTO, Dec. 14, 2007 (PRIME NEWSWIRE) -- Polydex Pharmaceuticals Limited (Nasdaq:POLXF) reports financial results for its third fiscal quarter, the three-month period ended October 31, 2007.

           POLYDEX PHARMACEUTICALS LIMITED AND SUBSIDIARIES
                  THIRD QUARTER RESULTS, FISCAL 2008
                    QUARTER ENDED: October 31, 2007
              (Unaudited figures, stated in U.S. dollars)

                                   Quarter ended     Quarter ended
                                     10/31/2007       10/31/2006
                                   -------------     -------------

 Sales                             $  1,357,681      $  1,366,190

 Net Income (loss)                     (237,544)         (147,981)

 Earnings (loss) per
  common share - basic                    (0.08)            (0.05)

 Earnings (loss) per
  common share - diluted                  (0.08)            (0.05)

 Wtd. avg. common
  shares outstanding - basic          3,072,846         3,061,896
                     - diluted        3,072,846         3,078,155

Major renovations to the production facility were completed through the third fiscal quarter of 2008 and only a small decrease in sales (less than 1%) was experienced during this period of intermittent production interruption, as compared to sales reported in the same three-month period last year. It is anticipated that once the upgraded equipment is fully operational, the plant will be in a position to significantly increase its production capacity for dried products.

An increase in sales of product to the United States occurred during this reporting period, and management believes that the recent closure of a competitor may continue to fuel higher demand for the Company's core line of dextran-based products from the U.S. for the near future. Although sales to European destinations were down this quarter from the same reporting period last year, there was a notable increase in orders from Canada and the Pacific Rim.

Continued fluctuation in the U.S. and Canadian currencies have also impacted business operations, necessitating further reductions in operating costs, resulting in a management decision to decrease executive and contract-service compensation.

George Usher, President and CEO of Polydex, said today that "We have long been focused on reducing operational costs where possible and plan to implement decreases in the salary compensations of the CEO, CFO, COO and contracted IR services by 10% during the fourth fiscal quarter 2008 in an effort to mitigate losses incurred by the fluctuations in the U.S. and Canadian currencies."

He added, "Now that the plant upgrades are nearly fully operational, we are ready to increase production and accept larger orders for our core line of products. The increased worldwide interest in this product is one of the reasons for installing the new spray dryer equipment, and with these additional cost saving production changes we should see profitability from sales of this product quicker than we originally anticipated."

Cash and cash equivalents totaled $538,736 and other medium-term investments held totaled $885,886 as of the last day of the Company's third fiscal quarter ending October 31, 2007. Total assets in the Company at that time were reported to be $10,723,310. Total liabilities were reported at $2,262,333 and there were a total of 3,072,846 common shares issued and outstanding, making the current book value per share approximately $2.75. Company management, directors and insiders hold approximately 22% of the outstanding shares.

Polydex Pharmaceuticals Limited, based in Toronto, Ontario, Canada, is engaged in the research, development, manufacture and marketing of biotechnology-based products for the human pharmaceutical market, and also manufactures bulk pharmaceutical intermediates for the worldwide veterinary pharmaceutical industry.

The Polydex Pharmaceuticals Limited logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3414

Please visit the Company's website: www.Polydex.com.

Note: This press release may contain forward-looking statements, within the meaning of the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended, regarding Polydex Pharmaceuticals Limited. Actual events or results may differ materially from the Company's expectations, which are subject to a number of known and unknown risks and uncertainties including but not limited to changing market conditions, future actions by the United States Food and Drug Administration or equivalent foreign regulatory authorities as well as results of pending or future clinical trials. Other risk factors discussed in the Company's filings with the United States Securities and Exchange Commission may also affect the actual results achieved by the Company.

CONTACT: Investor Relations for Polydex Pharmaceuticals Limited:
         North Arm Capital Services
         Linda Hughes
         1-877-945-1621
         Linda@northarm.com